EXHIBIT 10.5


                            THE OHIO STATE UNIVERSITY
                           STANDARD LICENSE AGREEMENT

THIS AGREEMENT is by and between The Ohio State University, 1100 Kinnear Road Suite 210, Columbus Ohio 43212-1152, on behalf of its Office of Trademark & Licensing Services (Licensor) and Power Photo Kiosk, Inc. 426 Century Lane Suite 100 Holland MI 49423 (Licensee)

WITNESSETH:

WHEREAS, the Licensor is the owner of all rights, title and interest in and to certain designations comprising designs, trade names, trademarks, and service marks, including, without limitation, the designations depicted on the camera ready sheets of licensed marks and other designs, seals, and symbols (hereinafter collectively referred to as "Licensed marks"), which have come to be associated with The Ohio State University and which will be provided to the Licensee with a fully executed copy of this license agreement;

WHEREAS the Licensor warrants that the Licensed Marks have been registered in the United States Patent and Trademark Office and or with the Office of the Secretary of the State of Ohio in the name of The Ohio State University;

WHEREAS, the Licensee desires a non-exclusive right and license to use the Licensed Marks in connection with advertising its products and services;

NOW,  THEREFORE,  in  consideration  of  the  mutual  promises,   covenants  and
conditions herein contained, the parties agree as follows:

1. GRANT

The Licensor grants to the Licensee a License to use the Licensed Marks solely on and in association with the manufacture, advertising, promotion, distribution and sale of the Licensed Products set forth in Schedule A. Schedule A is incorporated by reference as a part of this Agreement. This License is non-exclusive, non- transferable, non-assignable, and without the right to grant sub-licenses.

2. TERM

 This Agreement shall commence upon its execution and shall run for the term recited in Schedule A, unless sooner terminated pursuant to a provision of this Agreement.

3. ROYALTY PROVISIONS

(a) The Licensee shall pay the Licensor a Royalty percentage as described on the Schedule A of this Agreement. The Royalty shall be based on the Licensed Products' "Net Sales Price," as defined below. In calculating the Royalty payment, the following formula shall be used.

     Amount sold or distributed) less returns actually credited) multiplied by the Net Sales Price multiplied by the current royalty percentage equals the Royalty.

(b) The Net Sales Price shall mean the Licensee's usual gross sales price, including the cost of the royalty, less quantity discounts. In calculating the Net Sales Price, the following formula shall be used:

     Usual gross sales price (increased by the current royalty percentage to include the royalty) minus any discount for quantity equals the Net Sales Price.

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No other further deductions shall be taken for any other discounts, commissions, uncollectable accounts, taxes, fees, or expenses of any kind.

(c) Licensee shall make its Royalty Payment in United States Dollars (calculated at the then current rate of exchange). Licensee shall send its Royalty Payment to Licensor within 30 days after the end of each calendar quarter (or each month, if so specified in Schedule A). The Royalty Payment shall include the Royalty attributable to all Licensed Products that the Licensee sold or distributed during the quarter (or month, if payment is due monthly).

(d) At the time this Agreement is executed, Licensee shall pay Licensor a nonrefundable advance against Royalties as described in Schedule A. Licensor need not credit this rights fee against any Royalty payments.

(e) Licensor  reserves the right to change  Royalty Rate by giving  Licensee six
(6) months prior written notice.

4. STATEMENTS AND PAYMENTS

(a) The Licensee shall provide the Licensor, within thirty (30) days after the end of each calendar quarter, a complete and accurate statement of its net sales of Licensed Products during the quarter, regardless of whether any sale activity has occurred. The statement must include, but is not limited to, information about who the Licensee sold or distributed to, as well as the number, description, gross sale price, discounts given, and returns actually credited of the Licensed Products. If the Licensee pays on a monthly basis, Licensee shall provide such reports monthly.

(b) The Licensee shall pay any amounts due to the Licensor simultaneously with the submission of the quarterly or monthly statement.

(C) Interest at a rate of one and one-half percent (1 1/2%) per month shall accrue on any amount due to the Licensor from the date upon which the payment is due until the date the Licensor receives payment.

5. COMPLIANCE REVIEW

(a) The Licensee shall keep accurate books of accounts and records at its principal place of business covering all transactions relating to this License. The Licensee shall retain such books and records for at least five (5) years or until the Licensor reviews them and releases a final report. After this Agreement terminates, the Licensee shall retain such books and records for two
(2) years.

(b) The Licensor or its duly authorized representatives shall have the right, at all reasonable hours of the day, to review and make copies of the Licensee's books of accounts and records and all the its other documents and materials relating to the subject matter and terms of this Agreement. This right shall continue for two (2) years following the Agreement's termination.

(c) In the event that any such compliance review reveals that the Licensee has underpaid, the Licensee shall immediately remit payment of that deficiency to the Licensor, plus interest calculated at the rate of one and one-half percent (1 1/2%) per month from the date such payment(s) was actually due until the date when such payment(s) is actually made.

(d) In the event that a compliance review shows an underpayment greater than $500.00 for any royalty period, the Licensee shall reimburse the Licensor for costs and expenses of such review, including, but not limited to, any accounting or legal fees.


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6. QUALTIY, NOTICES, APPROVALS AND SAMPLES

(a) The Licensee may not manufacture, sell, promote, or distribute and Licensed Product until it has obtained the requisite written approvals from the Licensor. It is within the Licensor's sole discretion to grant or withhold any approval.

(b) The Licensee must obtain the Licensor's approval at the following stages:

     (i) Before the Licensee commences marketing or manufacturing a proposed licensed Product, the Licensee must submit (at its own cost) complete layouts and descriptions to the Licensor, showing all artwork and exactly where and how the Licensed Marks will be used. The Licensee must do so even as to artwork that the Licensor previously approved on a different Licensed Product. The Licensee may begin manufacturing the Licensed Product only if the Licensor gives its written approval to these layouts and descriptions. If the Licensee fails to obtain the Licensor's approval, use of the unapproved artwork shall constitute a material breach of this Agreement and an infringement on the Licensor's trademark.

     (ii) Before the Licensee begins to distribute the Licensed Product, the Licensee must submit (at its own cost) one set of production samples of the Licensed Product. The Licensee may begin distributing the Licensed Product only if the Licensor gives its written approval to this set of production samples.

(c) After the Licensor approves the production samples, the Licensee shall not depart from them in any respect without first obtaining the Licensor's express written approval, following the procedure described in paragraph (b) above.

(d) The Licensee shall obtain the Licensor's prior written approval in order to have the Licensed Product, or any aspect of it, manufactured in a foreign country.

(e) The Licensee shall obtain the Licensor's prior written approval in order to use any Licensed Mark in conjunction with a trademark of another entity. As a condition of such use, the Licensor may change the Royalty percentage.

(f) To assure that the Licensee is adhering to this Agreement's provisions, the Licensor or its designees may enter the Licensee's premises and the premises where the Licensed Products are being manufactured during regular business hours without notice, or upon 24-hours notice, for the purpose of inspecting the Licensed

Products.

(g) If the Licensor determines that the Licensee has failed to meet or maintain the requisite quality standards as to manufacture, sale, promotion, or distribution of any Licensed Products, then the Licensor may send the Licensee written notice to discontinue. Upon receipt of this notice, the Licensee shall immediately discontinue any and all manufacture, sale, promotion, and/or distribution that Licensor identified as substandard.

7. IDENTIFYING LABELS

(a) Every individual Licensed Product must display the Licensee's name. It is sufficient for the Licensee to display its name on a garment label, hanging tag, or stick-on label. Every individual Licensed Product must bear the Collegiate Licensed Product label in accordance with the Independent Labeling Program.


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(b) If the Licensee  fails to display its name on every  Licensed  Product,  the
Licensor or its designee may seize any and all noncomplying Licensed Products, and the Licensor shall have no liability for doing so. In addition, the Licensor may terminate this Agreement by giving the Licensee written notice of its intent to do so.


8. ARTWORK

(a) The Licensee shall not register or copyright, attempt to register or copyright, or represent that it has registered or copyrighted any of the Licensor's Licensed Marks. The Licensee may, however, copyright artwork or designs entirely separate and independent of Licensor's Licensed Marks.

(b) All other artwork, designs, Trademarks, or any reproductions thereof, shall, not withstanding their invention or use by the Licensee, be and remain the property of the property of the Licensor, who shall be entitled to use them subject to the provisions of this Agreement.

(c) The Licensee may only use the symbol (R) in connection with Licensed Marks actually registered. The Licensee may use the symbol TM with all other Licensed Marks.

9. OWNERSHIP OF RIGHTS

(a) The Licensor is the sole and exclusive owner of all rights, title and interest in and to the Licensed Marks and nothing in this Agreement shall be construed as an assignment to the Licensee of any such right, title or interest.

(b) Licensee recognizes that Licensor may already have entered into, and may, in the future, enter into license agreements with respect to the Licensed Marks or products which are similar to or fall into the same general product category as one or more of the Licensed Products. The Licensee expressly concedes that the existence of such licenses does not and shall not constitute a breach of this Agreement.

(c) The Licensee shall not use the Licensed Marks other than as permitted in this Agreement. In particular, the Licensee shall not incorporate the Licensor's name of Licensed Marks in the Licensee's corporate or business name in any manner whatsoever.

Also, the Licensee shall in no way represent that it has any rights, title or interest in the Licensed Marks other than those expressly granted under this Agreement.

(d) The Licensee shall not use or authorize the use of, either during or after the Term of this Agreement, any configuration, trademark, trade name, or other designation confusingly similar to the Licensor's Name or Licensed Marks.

(e) During the Term of this Agreement and thereafter, the Licensee shall not contest or otherwise challenge or attack the Licensor's rights in the Licensed Marks or the validity of the License granted herein.

10. GOODWILL AND PROMOTIONAL VALUE

(a) The Licensee acknowledges that the Licensed Marks and al accompanying rights and goodwill belong exclusively to the Licensor.

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(b) The Licensee  acknowledges that the Licensor is entering into this Agreement not  only in  consideration  of the  royalties  to be  paid,  but  also  for the
promotional   value  of  the  Licensee's   manufacture,   sale,   promotion  and
distribution of the Licensed Product. Accordingly, the Licensee acknowledges that its failure to fulfill its obligations as to quality and otherwise under this Agreement will result in immediate and irreparable damages to the Licensor in connection with promotion of the Licensed Marks, and that the Licensor will have no adequate remedy at law.

(c) The Licensee therefore agrees, that if it breaches this Agreement, that Licensor, in addition to all other remedies available, shall be entitled to injunctive relief against any such breach.


11. TRADEMARK, PATENT AND COPYRIGHT PROTECTION

The Licensee agrees to cooperate with the Licensor in protecting and defending the Licensed Marks. In the event that any claim or problem arises with respect to the protection of the Licensed Marks, the Licensee shall promptly advise the Licensor in writing of the nature and extent of the problem.

12. INFRINGEMENTS

(a) The Licensee agrees to notify the Licensor in writing of any infringements or limitations by third parties of the Licensed Marks which may come to the Licensee's attention. The Licensor shall have the sole right to determine whether or not to take any action on account of any such infringement or imitation.

(b) With respect to all claims and suits, the Licensor shall have the sole right to employ counsel of its choosing and to direct the handling of the litigation and any settlement thereof. The Licensor is entitled to all amounts awarded as damages, profits, or otherwise in connection with any such suits.

13. INDEMNIFICATION

The Licensee hereby agrees to defend, indemnify, and hold harmless the Licensor, its Board of Trustees, officers, employees, agents, and/or any of its related entities against any and all expenses, claims, demands, causes of action, and judgments arising out of Licensee's design, manufacture, distribution, promotion, or sale of the Licensed Products. The Licensee agrees to defend and hold harmless the Licensor, its Board of Trustees, officers, employees, agents, and/or related entities at no cost or expense to them whatsoever including, but not limited to, paying their attorney's fees and court costs. Licensor shall have the right to approve the counsel chosen to defend Licensor. Licensor shall also have the right to approve any settlement.

The Ohio Constitution prohibits the State form lending and aid or credit to private parties. The is referenced in Ohio Constitution Article VII, Section 4; Ohio Constitution Article VII, Sections 1 through 3; and Ohio Constitution
Section 22.

14. INSURANCE

(a) The Licensee shall, throughout the Term of this Agreement, obtain and maintain standard Product Liability Insurance (the "Policy") at its own cost and expense from a qualified insurance company.

(b) The Policy shall provide protection against any and all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection with the Licensed Marks.

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(c) The Policy's amount of coverage shall be at least:

$2 million General Aggregate                                  $1 million Personal & Adv Injury
$2 million Products & Competed Operations Aggregate           $1 million Each Occurrence
$5,000 Medical Expense (Any One Person)                       $50,000 Fire Damage (Any One Fire)

Required limits Food and Products and/or High Risk Products:

$5 million General Aggregate                                  $1 million Personal & Adv Injury
$5 million Products & Completed Operations Aggregate          $5 million Each Occurrence
$5,000 Medical Expense (any One Person)                       $50,000 Fire Damage (Any One Fire)

The Policy must be primary over any other collectible insurance.

The Policy's deductible shall be no greater than five thousand dollars ($5,000), unless Licensor agrees otherwise in writing.

(d) The Policy shall include The Ohio State University and its Board of Trustees as an additional insured.

(e) The Policy shall provide that, if it is to be modified, canceled, or terminated, the insurer shall give the Licensor thirty (30) days advance written notice by Registered or Certified Mail.

(f) The Licensee shall furnish the Licensor with a certificate of insurance within thirty (30) days after execution of this Agreement. In no event shall the Licensee manufacture, sell, promote, or distribute the Licensed Products prior to the Licensor's receipt of the certificate of insurance. However, if the Licensor fails to demand or receive the certificate, the Licensee's duty to obtain the requisite insurance shall not be affected or diminished in any way.

15. PREMIUMS AND PROMOTIONS

(a) The Licensor shall have and retain the sole and exclusive right to use or license third parties to use any of the Licensed Products in connection with, but not limited to, any premium, giveaway, mail order, in- theater sales, promotional arrangement or fan club. The Licensor may exercise this right concurrently with the rights Licensed to the Licensee hereunder.

16. ASSIGNABILITY AND SUB-LICENSING

(a) This License is personal to the Licensee and shall not be assigned by the Licensee or by operation of law. Licensee shall have no right to grant any sub-license without the Licensor's prior express written approval. Any attempt by the Licensee to arrange for manufacture by a third party or to sub-license or assign to third parties its rights under this Agreement shall constitute a material breach of this Agreement, unless Licensee has identified such third party manufacturer and received prior written approval from Licensor to use such third party manufacturer.

(b) The Licensor shall have the right to assign its rights and obligations under this Agreement without the Licensee's approval.

17. TERMINATION

The following termination rights are in addition to the termination rights provided elsewhere in this Agreement.

(a) Immediate Right of Termination. The Licensor shall have the right to immediately terminate this Agreement by giving written notice to the Licensee if the Licensee does any of the following:



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     (i)  Manufactures,  sells, promotes,  distributes, and/or uses, in any way, any Licensed Product without having the Licensor's prior written approval as provided in this Agreement, or continues to manufacture, sell promote, distribute and/or use in any way, any Licensed Product after the Licensee receives notice from the Licensor disapproving or withdrawing its approval;

     (ii) Files a petition in bankruptcy or is adjudicate as bankrupt or insolvent, or makes an assignment for the benefit or creditors or an arrangement pursuant to any bankruptcy law, or if the Licensee discontinues its business or if a receiver is appointed for the Licensee or for the Licensee's business;

     (iii)Breaches any of the conditions or provisions of this Agreement and fails to correct such breach within Thirty (30) days after Licensor has given Licensee notice to do so.

(b) Immediate Right to Terminate a Portion of this Agreement. The Licensor shall have the right to immediately terminate the portion(s) of this Agreement relating to any Licensed Product(s) as to which the Licensee becomes subject to any governmental agency's recall order. This provision applies to orders recalling any of the Licensed Products, or their promotional or packaging material, because of safety, health, or other hazards or risks to the public.

(c) Right to Termination on Notice. Either party may terminate this Agreement without cause upon ninety (90) days written notice to the other party.

18. POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATTIONS

(a) Upon termination or expiration of this Agreement, notwithstanding anything to the contrary herein, all Royalties outstanding on sales, shipments, and/or distributions shall become immediately due and payable.

(b) If this Agreement is terminated under Paragraphs 17(a) or 17(b), the Licensee and its receivers, representatives, trustees, agents, administrators, successors or permitted assigns, shall have no further right to manufacture, sell, promote or distribute Licensed Products.

(c) For sixty (60) days after termination of this Agreement under any provision other than paragraph 17(a) or 17(b), the Licensee may dispose of Licensed Products which are on hand or are in the process of manufacture at the time it receives the notice of termination or the Term expires. The same terms and conditions agreed to in this Agreement shall govern this final sales period.

(d) After this Agreement terminates or expires, all rights granted to the Licensee shall forthwith revert to the Licensor, either directly or indirectly, in connection with the manufacture, sale, promotion, or distribution of the Licensee's products. The Licensee shall, at the Licensor's request, turn over to the Licensor all art molds and the like used to manufacture the Licensed Marks.

(e) Within thirty (30) days after termination or expiration of this Agreement, the Licensee shall deliver to the Licensor a statement indicating the number and description of the Licensed Products which it had on hand or was in the process of manufacturing as of the expiration or termination date. The Licensor may conduct a physical inventory at any reasonable time in order to ascertain or verify such statement.

(f) Following the expiration of any rights Licensee has under this Section, the Licensor shall have a sixty (60) day option to purchase, at the Licensee's production cost, all or any portion of goods bearing the Licensed Mark from the Licensee's inventory. The Licensor shall be free to dispose of any goods it purchases. The Licensee shall donate the entire remaining inventory to the charity designated by the Licensor.

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18. NOTICES

All notices or other communications to either party shall be in writing and sent by Registered or Certified Mail, return receipt requested, postage prepaid to the addresses designated below.

If to Licensor:

The Ohio State University
Office of Trademark & Licensing Services
1100 Kinnear Rd. Suite 210
Columbus, OH 43212-1152

If to Licensee:

At the address indicated on Schedule A or to most current address provided to Licensor by Licensee.

Either party may change its address by giving notice in writing to the other party.

20. RELATIONSHIP TO THE PARTIES

This Agreement does not create an employment agreement, agency, partnership, or joint venture between the parties and the Licensee shall have no power to obligate or bind the Licensor in any manner whatsoever.

21. APPLICABLE LAW AND DISPUTE

This Agreement shall be governed by the laws of the State of Ohio and all legal actions shall be brought in a court of competent jurisdiction in the State of Ohio.

22. CAPTIONS

The paragraph captions are for reference only and shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions themselves.

23. WAIVER

(a) If either party waives any breach or default by the other party, such waiver shall not constitute a waiver of any subsequent breach or default.

(b) If the Licensor resorts to any remedy or remedies, such resort shall not limit the Licensor's right to resort to any and all other legal and equitable remedies that are available to it.

(c) The Licensor's failure to enforce any provision of this Agreement or to exercise any of its rights or remedies shall not constitute a waiver of any of Licensor's other rights or any of Licensee's obligations.

24. SURVIVAL OF RIGHTS

Notwithstanding anything to the contrary, all Licensee's obligations shall remain in full force and effect, even after this Agreement's termination or expiration, until discharged by performance. Any accompanying rights shall remain in force until their expiration.


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25. SEVERABILITY

If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall not affect any other term or provision. This Agreement shall be interpreted and construed as if the invalid, illegal or unenforceable term or provision (or portion), had never been contained herein.

26. INTEGRATION

This Agreement represents the entire understanding between the parties with respect to its subject matter. This agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to its subject matter and cannot be modified except by a written instrument signed by all parties.

LICENSEE:  Power Photo Kiosk, Inc.

BY: /s/ R. Terry Cooke

TITLE: President & CEO

DATE: February 29, 2000




LICENSOR:  The Ohio State University

BY:  /s/ Richard A. Van Brimmer

TITLE:  Director, Trademark and
          Licensing Services

DATE:  March 14, 2000











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                                   SCHEDULE A

NAME:  Power Photo Kiosk, Inc.

ADDRESS: 426 Century Ln             Suite 100        Holland MI        49423

CONTACT:  Ron Thompson, President

PHONE: 606-395-0676                                  FAX: 606-395-2517

1. Licensed Property: The following Property of The Ohio State University will be used on product(s) and form a part of this agreement: Identifying Marks of The Ohio State University in designs as approved by the University.


2. Licensed Products: The following Licensed Products, samples of which are enclosed or have been sent under separate cover and which have been approved prior to production, form a part of this agreement: Photo Stickers

3. Term: This Agreement shall commence on the date executed by the Director of the Office of Trademarks & Licensing Services of The Ohio State University and shall extend for two years. Thereafter, this Agreement shall renew automatically for additional one (1) year renewal terms unless terminated earlier in accordance with section 17 herein.

4. Royalty Rate: The Licensee shall pay the Licensor eight (8) percent of the "net sales price" as defined in section 3 throughout the term of this Agreement. Licensee shall send its Royalty Report and any earned royalties within 30 days after the end of each calendar quarter (or each month if so specified herein). Royalties are payable on all products listed in item (2) two above.

5. Fee: At the time this Agreement is executed by the Licensee, the Licensee shall pay Licensor a nonrefundable $500.00 advance against royalties for the first year (first four full quarterly reporting periods) of this Agreement with an additional $500.00 advance against royalties due for each subsequent year of this Agreement. The Licensee shall pay any amounts due or apply royalties in advance simultaneously with the submission of the quarterly statement (or monthly if so specified herein).

6. Licensed Territory: The Licensed Territory shall be the United States of America.

7. Schedule A: Schedule A is incorporated as part of this license agreement which is hereby fully executed on March 14, 2000


                    PRODUCT LIABILITY INSURANCE REQUIREMENTS

Name and address of Insurance carrier:                      The Ohio State University and Its Board of
CGU Insurance Co. Of Canada                                 Trustees shall be named as Additional
2206 Eglinton Ave. East                                     Insureds. (not acceptable as Certificate Holder
Scarborough, On M1L4S8 Cananda                              or Named Insured)


Power Photo & Integrated Kiosk                                Manufacturing Agreement

$2 Million General Aggregate                                  $1 Million Personal & Adv Injury
$2 Million Products & Completed Operations Aggregate          $1 Million Each Occurrence
$5,000 Medical Expenses (Any One Person)                      $50,000 Fire Damage (Any One Fire)

Required limits Food Products and/or High Risk Products:
$5 Million General Aggregate                                  $1 Million Personal & Adv Injury
$5 Million Products & Completed Operations Aggregate          $5 Million Each Occurrence
$5,000 Medical Expenses (Any One Person)                      $50,000 Fire Damage (Any One Fire)

Policy's deductible shall be greater than $5,000.


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